Exhibit 99.1

Arrow Electronics Announces First Quarter Results; Cash Flow from Operations in Excess of $150 Million

    MELVILLE, N.Y.--(BUSINESS WIRE)--April 27, 2005--Arrow Electronics, Inc. (NYSE:ARW) today reported first quarter 2005 net income of $57.2 million ($.49 and $.47 per share on a basic and diluted basis, respectively) on sales of $2.73 billion, compared with net income of $29.5 million ($.28 and $.27 per share on a basic and diluted basis, respectively) on sales of $2.63 billion in the first quarter of 2004. Cash flow from operations in the first quarter of 2005 was $150.4 million compared to a use of cash of $122.3 million in the first quarter of 2004. The company's results for the first quarter of 2005 and 2004 include a number of items outlined below that impact their comparability. A reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information". Excluding those items, net income for the quarter ended April 1, 2005 would have been $58.7 million ($.50 and $.49 per share on a basic and diluted basis, respectively) and net income for the quarter ended March 31, 2004 would have been $50.2 million ($.47 and $.44 per share on a basic and diluted basis, respectively).
    Consolidated operating income of $110.9 million, excluding the items impacting comparability, posted its ninth consecutive quarterly year-on-year increase. Operating income as a percentage of sales, excluding the previously mentioned items, increased by 10 basis points sequentially and was flat year-on-year. The company also noted that, in connection with a review of payroll withholding tax relating to non-salary benefit items in Germany, it had recorded a charge of approximately $5.0 million ($3.4 million net of related taxes or $.03 per share) in operating expenses covering the years 2001 through 2004.
    "Our initiatives to be better organized, lower our cost structure and manage working capital more efficiently continue to drive improving operating results," said William E. Mitchell, President and Chief Executive Officer of Arrow. "Ongoing operating expenses, excluding the impact of the July 2004 Disway acquisition and a weakening dollar, were down $12 million and we generated over $150 million in cash flow from operations."
    Worldwide components sales of $2.09 billion were up 5% from $1.99 billion in the fourth quarter and up 3% from $2.03 billion in last year's first quarter. Operating income as a percentage of sales was 4.6%, flat sequentially and down 80 basis points from last year's first quarter.
    Worldwide computer products sales totaled $632 million, down 14% from the seasonally strong fourth quarter and up 7% over last year. Operating income as a percentage of sales declined 10 basis points from the fourth quarter and was up 210 basis points over last year.
    "Our North American Computer Products businesses' focus on expanding its product offerings and outgrowing the market while strictly managing costs has resulted in their 15th consecutive quarter of year-on-year growth in operating income," said Mr. Mitchell.
    The company's results for the first quarter of 2005 and 2004 include a number of items outlined below that impact their comparability:

    -- The company announced, during the first quarter of 2005, that it would be taking additional actions to better optimize the use of its mainframe, reduce real estate costs, be more efficient in its distribution centers, and to be more productive. These actions are expected to further reduce costs by approximately $50 million on an annual basis with $40 million to be realized in 2005. Approximately $7 million of the expected 2005 cost reduction was achieved in the first quarter. The estimated charges associated with these actions are expected to total approximately $7.5 million. In the first quarter of 2005, approximately $4.1 million ($2.6 million net of related taxes or $.02 per share) of these charges were recorded. The company expects to record the balance of approximately $3.4 million over the next several quarters.

    -- During the first quarter of 2005, the company received EUR 1.5 million ($2.0 million) in full settlement of claims for indemnification under the purchase agreement relating to the acquisition of a French company in 2000. The net amount of the settlement of $1.7 million ($1.3 million net of related taxes or $.01 per share on a basic basis) has been recorded as an acquisition indemnification credit.

    -- During the first quarter of 2005, the company repurchased $13.2 million accreted value of its zero coupon convertible debentures due in 2021, which could have been initially put to the company in February 2006. The related loss on the repurchase, including the premium paid and the write-off of related deferred financing costs, aggregated $355 thousand ($212 thousand net of related taxes).

    -- During the first quarter of 2004, the company repurchased $91.9 million accreted value of its zero coupon convertible debentures. The related loss on the repurchase, including the premium paid and the write-off of related deferred financing costs, aggregated $4.8 million ($2.9 million net of related taxes or $.03 per share). In January 2004, the company repurchased, through a series of transactions, $41.5 million principal amount of its 8.7% senior notes, due in October 2005. In March 2004, the company repurchased and/or redeemed the remaining outstanding $208.5 million principal amount of these same notes. The premium paid and the related deferred financing costs written-off upon the repurchase and/or redemption of this debt, net of the gain recognized by terminating the related interest rate swaps, aggregated $18.9 million ($11.3 million net of related taxes or $.10 and $.09 per share on a basic and diluted basis, respectively).

    -- During the first quarter of 2004 and 2003, the company announced a series of steps to improve its operating efficiencies and to become more effectively organized resulting in annualized savings in excess of $100 million. During the first quarter of 2004, the company recorded related charges of $8.8 million ($6.5 million net of related taxes or $.06 and $.05 per share on a basic and diluted basis, respectively).

    "The components markets continue to send mixed signals. Lead times are short, product is readily available, and customer ordering patterns have remained relatively consistent for several quarters. Yet in certain regions our components book-to-bill was at its highest level in three quarters," said Paul J. Reilly, Chief Financial Officer of Arrow. "We expect the fewer number of shipping days in the second quarter to negatively impact our level of revenue in the coming quarter. Based upon all of the information known to us today, we expect second quarter revenues to be between $2.7 billion and $2.8 billion with earnings per share on a diluted basis, excluding charges, in the range of $.49 to $.53 per share," said Mr. Reilly.
    "We remain committed to our strategy of outperforming the market, operational excellence and continuous process improvement, a philosophy of shared leadership, and greater financial stability," said Mr. Mitchell, "and we continue to focus on creating greater levels of value for our shareholders."
    Arrow Electronics is a major global provider of products, services, and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through a global network of more than 200 locations in 53 countries and territories.

    Certain Non-GAAP Financial Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges and losses that the company believes impact the comparability of its results of operations. These charges and losses arise out of the company's acquisitions of other companies, the company's efficiency enhancement initiatives, and the prepayment of debt. Reconciliations of the company's non-GAAP financial information to GAAP are set forth in the table below.
    The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors uses this non-GAAP financial information in evaluating management performance and setting management compensation.
    The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

    Safe Harbor

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers, the effects of additional actions taken to lower costs, the ability of the company to generate additional cash flow and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.

                        ARROW ELECTRONICS, INC.
                        EARNINGS RECONCILIATION
                 (In thousands except per share data)

                                                 Three Months Ended
                                               ----------------------
                                                April 1,    March 31,
                                                  2005        2004
                                               ----------  ----------

Operating income, as reported                  $  108,493  $   97,763
  Acquisition indemnification credit               (1,672)          -
  Restructuring charges                             4,038       8,818
                                               ----------  ----------
Operating income, as adjusted                  $  110,859  $  106,581
                                               ==========  ==========

Net income, as reported                        $   57,191  $   29,525
  Acquisition indemnification credit               (1,267)          -
  Restructuring charges                             2,533       6,495
  Loss on prepayment of debt                          212      14,191
                                               ----------  ----------
Net income, as adjusted                        $   58,669  $   50,211
                                               ==========  ==========

Net income per basic share, as reported        $      .49  $      .28
  Acquisition indemnification credit                 (.01)          -
  Restructuring charges                               .02         .06
  Loss on prepayment of debt                            -         .13
                                               ----------  ----------
Net income per basic share, as adjusted        $      .50  $      .47
                                               ==========  ==========

Net income per diluted share, as reported(a)   $      .47  $      .27
  Restructuring charges                               .02         .05
  Loss on prepayment of debt                            -         .12
                                               ----------  ----------
Net income per diluted share, as adjusted      $      .49  $      .44
                                               ==========  ==========

(a) In computing net income per diluted share for the three months ended April 1, 2005 and March 31, 2004, net income was increased by $1,673 and $3,370, respectively, for interest (net of taxes) related to the zero coupon convertible debentures ("convertible debentures") which are dilutive common stock equivalents. In addition, the diluted weighted average number of shares outstanding for the three months ended April 1, 2005 and March 31, 2004 includes 6,508 shares and 13,389 shares, respectively, related to the convertible debentures.

                        ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                 (In thousands except per share data)

                                                 Three Months Ended
                                               ----------------------
                                                April 1,    March 31,
                                                  2005        2004
                                               ----------  ----------

Sales                                          $2,726,871  $2,625,958
                                               ----------  ----------
Costs and expenses:
  Cost of products sold                         2,294,642   2,202,738
  Selling, general and administrative
   expenses                                       306,798     298,422
  Depreciation and amortization                    14,572      18,217
  Acquisition indemnification credit               (1,672)          -
  Restructuring charges                             4,038       8,818
                                               ----------  ----------
                                                2,618,378   2,528,195
                                               ----------  ----------

Operating income                                  108,493      97,763

Equity in earnings of affiliated companies          1,078         445

Loss on prepayment of debt                            355      23,730

Interest expense, net                              24,100      30,720
                                               ----------  ----------
Income before income taxes and minority
 interest                                          85,116      43,758

Provision for income taxes                         27,744      14,082
                                               ----------  ----------

Income before minority interest                    57,372      29,676

Minority interest                                     181         151
                                               ----------  ----------

Net income                                     $   57,191  $   29,525
                                               ==========  ==========
Net income per share:
  Basic                                        $      .49  $      .28
                                               ==========  ==========
  Diluted                                      $      .47  $      .27
                                               ==========  ==========

Average number of shares outstanding:
  Basic                                           116,212     106,753

  Diluted                                         124,027     121,666

   This interim report is subject to independent audit at year-end.


                        ARROW ELECTRONICS, INC.
                      CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                                April 1,  December 31,
                                                  2005        2004
                                               ----------  ----------
ASSETS

Current assets:
  Cash and cash equivalents                    $  612,988  $  305,294
  Short-term investments                                -     158,600
                                               ----------  ----------
    Total cash and short-term investments         612,988     463,894
  Accounts receivable, net                      2,009,229   1,984,122
  Inventories                                   1,410,959   1,486,478
  Prepaid expenses and other assets               109,338      93,039
                                               ----------  ----------

    Total current assets                        4,142,514   4,027,533
                                               ----------  ----------

Property, plant and equipment at cost:
  Land                                             40,228      40,340
  Buildings and improvements                      183,071     184,344
  Machinery and equipment                         418,462     418,721
                                               ----------  ----------
                                                  641,761     643,405
  Less: accumulated depreciation and
   amortization                                  (390,053)   (380,422)
                                               ----------  ----------

    Property, plant and equipment, net            251,708     262,983
                                               ----------  ----------

Investments in affiliated companies                36,607      34,302
Cost in excess of net assets of companies
 acquired                                         952,980     974,285
Other assets                                      195,222     209,998
                                               ----------  ----------

    Total assets                               $5,579,031  $5,509,101
                                               ==========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                             $1,338,883  $1,261,971
  Accrued expenses                                411,311     395,955
  Short-term borrowings, including current
   portion of long-term debt                      301,170       8,462
                                               ----------  ----------

    Total current liabilities                   2,051,364   1,666,388
                                               ----------  ----------

Long-term debt                                  1,154,565   1,465,880
Other liabilities                                 181,920     182,647
Shareholders' equity:
  Common stock, par value $1:
   Authorized - 160,000 shares in 2005 and
    2004
   Issued - 117,675 shares in 2005 and 2004       117,675     117,675
  Capital in excess of par value                  796,207     797,828
  Retained earnings                             1,202,997   1,145,806
  Foreign currency translation adjustment         113,938     190,595
                                               ----------  ----------
                                                2,230,817   2,251,904
  Less: Treasury stock (783 and 1,374
         shares in 2005 and 2004,
         respectively), at cost                   (20,938)    (36,735)
        Unamortized employee stock awards          (3,290)     (3,738)
        Other                                     (15,407)    (17,245)
                                               ----------  ----------
     Total shareholders' equity                 2,191,182   2,194,186
                                               ----------  ----------

     Total liabilities and shareholders'
      equity                                   $5,579,031  $5,509,101
                                               ==========  ==========

   This interim report is subject to independent audit at year-end.


                        ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)

                                                 Three Months Ended
                                               ----------------------
                                                April 1,    March 31,
                                                  2005        2004
                                               ----------  ----------
Cash flows from operating activities:
  Net income                                   $   57,191  $   29,525
                                               ----------  ----------
  Adjustments to reconcile net income to net
   cash provided by (used for) operations:
      Minority interest                               181         151
      Depreciation and amortization                15,544      19,820
      Accretion of discount on convertible
       debentures                                   2,797       5,636
      Equity in earnings of affiliated
       companies                                   (1,078)       (445)
      Deferred income taxes                          (985)      2,793
      Acquisition indemnification credit, net
       of taxes                                    (1,267)          -
      Restructuring charges, net of taxes           2,533       6,495
      Loss on prepayment of debt, net of taxes        212      14,191
      Change in assets and liabilities, net of
       effects of acquired businesses:
         Accounts receivable                      (52,515)   (115,570)
         Inventories                               56,721     (94,345)
         Prepaid expenses and other assets        (14,749)     (1,437)
         Accounts payable                          88,898      27,756
         Accrued expenses                          (4,214)     (9,389)
         Other                                      1,122      (7,524)
                                               ----------  ----------
  Net cash provided by (used for) operating
   activities                                     150,391    (122,343)
                                               ----------  ----------

Cash flows from investing activities:
  Acquisition of property, plant and equipment,
   net                                             (5,058)     (6,175)
  Cash consideration paid for acquired
   businesses                                           -     (12,179)
  Investments                                       2,662         464
  Purchase of short-term investments             (230,456)    (72,100)
  Proceeds from sale of short-term investments    389,056      50,800
                                               ----------  ----------
  Net cash provided by (used for) investing
   activities                                     156,204     (39,190)
                                               ----------  ----------

Cash flows from financing activities:
  Change in short-term borrowings                   4,495       2,144
  Change in long-term debt                           (486)       (718)
  Repurchase of senior notes                            -    (268,399)
  Repurchase of convertible debentures            (13,328)    (95,384)
  Proceeds from common stock offering                   -     312,789
  Proceeds from exercise of stock options          11,945       3,791
                                               ----------  ----------
  Net cash provided by (used for) financing
   activities                                       2,626     (45,777)
                                               ----------  ----------

Effect of exchange rate changes on cash            (1,527)     (6,808)
                                               ----------  ----------
Net increase (decrease) in cash and cash
 equivalents                                      307,694    (214,118)
Cash and cash equivalents at beginning of
 period                                           305,294     612,404
                                               ----------  ----------
Cash and cash equivalents at end of period     $  612,988  $  398,286
                                               ==========  ==========

   This interim report is subject to independent audit at year-end.



                        ARROW ELECTRONICS, INC.
                          SEGMENT INFORMATION
                            (In thousands)

                                                  Three Months Ended
                                               ----------------------
                                                 April 1,   March 31,
                                                  2005        2004
                                               ----------  ----------
Sales:
  Components                                   $2,094,743  $2,033,853
  Computer products                               632,128     592,105
                                               ----------  ----------
    Consolidated                               $2,726,871  $2,625,958
                                               ==========  ==========
Operating income:
  Components                                   $   95,747  $  110,440
  Computer products                                35,684      20,618
  Corporate (a)                                   (22,938)    (33,295)
                                               ----------  ----------
    Consolidated                               $  108,493  $   97,763
                                               ==========  ==========

(a) Includes an acquisition indemnification credit of $1.7 million and restructuring charges of $4.0 million for the three months ended April 1, 2005 and restructuring charges of $8.8 million for the three months ended March 31, 2004.

   This interim report is subject to independent audit at year-end.

    CONTACT: Arrow Electronics, Inc.
             Ira M. Birns
             Vice President and Treasurer
             631-847-1657
             Paul J. Reilly
             Vice President and Chief Financial Officer
             631-847-1872
                         or
             Media Contact:
             Jacqueline F. Strayer
             Vice President, Corporate Communications
             631-847-2101